Exhibit 10.13

Summary of Compensation Payable to Named Executive Officers

Base Salary. The Compensation Committee (the “Committee”) of the Board of Directors of Yahoo! Inc. (“Yahoo”) has previously approved the annual base salaries of Yahoo’s principal executive officer, principal financial officer, and the other executive officers who were named in the Summary Compensation Table of the Company’s Proxy Statement filed with the Securities and Exchange Commission on April 29, 2009 and who are currently employed by the Company (together, the “Named Executive Officers”). The following table shows the current annual base salary for 2009 for each of the Named Executive Officers:

Name and Principal Position	Salary ($)
Carol Bartz Chief Executive Officer	1,000,000
Jerry Yang Chief Yahoo	1
Timothy R. Morse Chief Financial Officer	500,000
Aristotle Balogh Chief Technology Officer and Executive Vice President of Products	550,000
Michael J. Callahan Executive Vice President, General Counsel and Secretary	420,000

Bonus. In addition to receiving a base salary, Yahoo!’s Named Executive Officers are also generally eligible to receive an annual bonus.

Yahoo’s Named Executive Officer bonuses for 2009 will be determined under Yahoo’s Executive Incentive Plan. The Named Executive Officer’s respective target bonus opportunities (expressed as a percentage of base salary) under the Executive Incentive Plan for 2009 are as follows: Ms. Bartz - 200%, Mr. Morse – 100%, Mr. Balogh - 100% and Mr. Callahan - 75%. Mr. Yang will not participate in the Executive Incentive Plan. The Committee also has the ability to award discretionary bonuses from time to time in circumstances the Committee determines to be appropriate.

Long-Term Incentives. The Named Executive Officers are also eligible to receive equity-based incentives and other awards from time to time at the discretion of the Committee. Equity-based incentives granted by Yahoo! to the Named Executive Officers are reported on Form 4 filings with the Securities and Exchange Commission.